Exhibit 10.58

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Agreement No. TS094849

DATED 16th September 2008

(1) THE CHINESE UNIVERSITY OF HONG KONG

and

(2) SEQUENOM, INC.

LICENSE AGREEMENT

Agreement No. TS094849

This Agreement is made on the 16th day of September 2008 and commences on the same.

BETWEEN:

(1)	The Chinese University of Hong Kong, a university established by Statute in The Hong Kong Special Administrative Region (“SAR”) whose registered office is at Shatin, New Territories, Hong Kong SAR acting in its capacity as the owner of the Invention as defined herein (“University”) and

(2)	Sequenom, Inc., a Delaware corporation whose principal place of business is at 3595 Johns Hopkins Court, San Diego, CA 92121 USA (“Licensee”).

Who together in this Agreement are referred to as the ‘Parties’ and individually as the ‘Party’.

WHEREAS:

(A)	The Inventions (as defined below) were invented by Professor Y M Dennis Lo of the Department of Chemical Pathology of University and his research team.

(B)	Invention within University Docket No. […***…] is partly sponsored by the Innovation and Technology Fund entitled “Development of Genomic Strategies for the Non-invasive Detection of Down Syndrome”, (Ref No. ITS/195/01) and is subject to the agreement between the Government of the Special Administrative Region of Hong Kong (“Government”) and University as attached in Schedule 4 (“ITF Agreement”).

(C)	University is sole owner of the Inventions within University Docket Nos. […***…] and […***…] and the corresponding Proprietary IPR (as defined below) therein.

(D)	University wishes to grant to Licensee and Licensee wishes to acquire a licence to use the Inventions and the Proprietary IPR therein in accordance with the provisions of this Agreement.

IT IS HEREBY AGREED as follows:

1	Definitions

In this Agreement, unless the context clearly otherwise requires, the following words and expressions shall have the following meanings and all defined terms shall apply to their singular and plural forms, as applicable: “Including” means ‘including without limitation’. “H/herein”, “hereof”, “hereunder” or similar expressions refer to this Agreement. “Clause” means the referenced clause in this Agreement.

1.1	“Commencement Date” means the date set forth above;

1.2	“Combined Product” means Licensed Product incorporated with, in or combined with any other product supplied by Licensee. For the avoidance of doubt, General-Use Reagents which may be used in conjunction with a Licensed Product are not included within this definition.

1.3

“Expenses” means all costs and expenses incurred for processing, defending from invalidation attacks or maintaining any one of the Prospective Patent (as defined below) in a designated Patent Jurisdiction (as defined below) and includes those costs and expenses referred to in

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Clauses 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 as payable by Licensee.

1.4	“Information” means information relating to any of the Inventions and any other technical information of University.

1.5	“Intellectual Property Rights” (“IPR”) means any rights including but not limited to patents, know-how, confidential information, trade secret, industrial design, data copyrights, trademarks, service marks, trade names, logos and the goodwill associated therewith and all rights or forms of protection having equivalent or similar effect (whether registered, unregistered or being capable of being registered).

1.6	“Invention(s)” means those invention disclosures and patent applications which were invented by Research Team and owned by University prior to the Commencement Date and listed in Schedule 2 hereto, and all underlying or related Proprietary IPR owned by University prior to the Commencement Date, including the Prospective Patent.

1.7	“License Issue Fee” means the consideration to be paid by Licensee to University in accordance with Clause 5.1.1 of this Agreement.

1.8	“Licensed Field of Use” means prenatal diagnostics and/or prenatal prognostics and/or prenatal analysis and/or prenatal research in these areas, for use with any and all types of technology platforms or uses, other than for the purpose of promoting sex selection followed by gender-specific abortion without a medical reason.

1.9	“Prospective Patent” means any and all patents and patents applications specified in Schedule 2, including any grants, divisions, continuations, continuations-in-part, reissues, re-examinations and extensions (collectively called “maintenance”) of all such patents claiming priority therefrom and more particularly described in Clause 8 below (and any reference to “Prospective Patent” shall include any and all of them) as well as renewals thereof, excluding any rights that extend to Hong Kong SAR.

1.10	“Proprietary IPR” means any and all underlying Intellectual Property Rights subsisting in the Inventions solely owned by University, or University’s interest in Inventions co-owned prior to the Commencement Date by University and another party.

1.11	“Licensed Product” means any of the Inventions as embodied in any product, service or process that is developed or produced by Licensee and/or its Sub-Licensee, in the Licensed Field of Use, and that employs or is produced by the practice of any Invention or whose manufacture, use, practice, sale, offer for sale, or importation would constitute, but for the license University grants to Licensee under this Agreement, an infringement of any rights afforded by the Inventions. For the avoidance of doubt, General-Use Reagents which may be used in conjunction with a Licensed Product are not included within this definition.

1.12	General-Use Reagent means any product, service or process that relates to general genetic analysis methods and/or products and that does not employ or is not produced by the practice of any Invention or whose manufacture, use, practice, sale, offer for sale, or importation would not constitute an infringement by Licensee or its Sub-Licensee of any rights afforded by the Inventions.

1.13	“Net Sales Value” means the aggregate consideration, including royalties (excluding up-front

Agreement No. TS094849

payments, milestone payments, refunds, credits, grant or research funding or equity investment) which are received by Licensee, directly or by Licensee from a Sub-Licensee, from the sale, leasing or other commercial disposition of a Licensed Product, and based on the invoiced price of Licensed Product sold by the Licensee in arm’s-length transactions, or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, less normal trade discounts actually granted, insurance, freight, or any relevant tax, duties or similar government levies.

1.14	“Patent Jurisdictions” means convention countries and/or regions in which the Prospective Patent has been filed or granted or to be filed or granted and for which the application, prosecution, defence from invalidation attacks and maintenance will be made at the Licensee’s expense.

1.15	“Research Team” means Professor Y M Dennis Lo of the Department of Chemical Pathology of The Chinese University of Hong Kong and his research team.

1.16	“Standard Terms and Conditions” or T&C’s means the terms and conditions in Schedule 1 annexed hereto.

1.17	“Sub-Licensee” means a sub-licensee who has a valid and subsisting license granted to it by Licensee for the exploitation of the Licensed Product.

1.18	Territory” means any and all countries or jurisdictions in the world excluding Hong Kong SAR,.

1.19	“PRC” means the People’s Republic of China, excluding Hong Kong SAR.

1.20	“USA” means the United States of America.

1.21	“Affiliate” means any entity, which whether through ownership of voting shares or securities, by contract of otherwise, directly or indirectly controls, is controlled by, or is under the common control with a Party.

2	Grant of License

2.1	University hereby grants to Licensee, for the Term and subject to the provisions of this Agreement, and for […***…], subject to the approval for granting exclusive right by the Government of the Special Administrative Region of Hong Kong and the ITF Agreement, a non-assignable (except as permitted in Paragraph 15 of T&C’s in connection with the assignment of this Agreement) exclusive license for Inventions within University Docket Nos. […***…] and […***…], and a non-exclusive license for Invention within University Docket No […***…] until and unless approved as an exclusive license by the Government of the Special Administrative Region of Hong Kong, with the right to sublicense, subject to Clause 4, to apply and exploit the use of the Inventions, to make, authorise the making of, have made, use, process, supply, sell, offer to sell, lease, otherwise commercially dispose of, import and export or otherwise exploit in any manner the Licensed Product and/or the Combined Product in the Licensed Field of Use within the Territory. Licensee shall be responsible for the safety and quality of the Licensed Product.

2.2	In respect of any Proprietary IPR in the Inventions not covered by the Prospective Patent, the

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license under Clause 2.1 is non-exclusive.

2.3	In respect of the Prospective Patent, the license under Clause 2.1, except with respect to Invention with University Docket No. […***…], is exclusive, subject to Clause 2.4.

2.4	University reserves the right to:

2.4.1	use and develop any of the Inventions and the Prospective Patent solely for academic, research and publication purposes at all times provided that University provides a copy of any manuscript to Licensee, at the time of submission, for any publications submitted to a journal indexed by the Institute of Scientific Information; and to extend the academic, research and publication rights, set forth above, to other collaborating academic organizations in whatever countries.

2.4.2	grant to the Commissioner for Innovation and Technology (“CIT”) or to any commission, body or other administration assuming the rights of CIT an unconditional, irrevocable, non-exclusive, perpetual and royalty-free world-wide license to use the Invention within University Docket No. […***…] as per the ITF Agreement, without accounting to Licensee.

2.5	University shall, if requested by Licensee, execute and file applications (in the prescribed form) to register or provide notice to the relevant patents administrators of the transaction contemplated by this Agreement in accordance with relevant laws or regulations, provided that the Licensee:

2.5.1	will, together with each request made to University, provide to University a duly executed irrevocable power of attorney in favour of University pursuant to relevant local laws, to enable University to remove such registration or notice to the relevant patents administration promptly upon the termination or early termination of the license granted in this Agreement or any part of it, or upon the abandonment by Licensee of any Prospective Patent under Clause 8.7;

2.5.2	bear all costs and expenses in connection with the requested registration or notice, as well as the removal of such registration or notice, including but not limited to University’s expenses in consulting its own legal advisers about Licensee’s request and attending to the filing and removal of the registration or notice.

3	Term of License

3.1

The license in Clause 2.1 shall be effective and commence from the Commencement Date and shall expire concurrently with the last-to-expire Prospective Patent or on the 20th anniversary of the Commencement Date, whichever is the later, unless terminated earlier under the terms of this Agreement (the “Term”).

4	Sub-Licensee

4.1	For the License granted in Clause 2.1, Licensee shall be entitled to grant sub-licenses of its rights thereunder to any person or entity subject to Clause 5.3. However, Licensee shall ensure that

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each sub-license includes obligations on the Sub-Licensee at least as restrictive as the obligations imposed on Licensee under this Agreement, excluding any economic term, which may be freely negotiated between the Licensee and Sub-Licensee, and that:

4.1.1	The terms and conditions of any sub-license shall prohibit further sub-licensing.

4.1.2	The sub-license shall expressly provide that, to the extent permissible under the law, University as owner or co-owner of the Inventions may directly enforce the terms of the sub-license against Sub-Licensee as if it were a party to the sub-license.

4.1.3	Sub-Licensee shall not, directly or indirectly, during the term of the Sub-license or thereafter challenge the ownership and/or any rights of University in the Inventions, including any Proprietary IPR in respect of the Inventions, the Prospective Patent, and the validity thereof.

4.2	Any such sub-license shall also expressly include provisions for it to transfer directly to University in the case of termination of this Agreement for any reason, but University shall not be bound to accept such transfer if the sub-license contains terms or clauses not acceptable to University in which case the sub-license may be terminated by University at its sole discretion, provided, however, that University shall assume the sub-license if the University has approved it in writing before or after its execution. University must assume a sub-license only if the version of the sub-license as entered into between Licensee and Sub-Licensee is in all material respects the same as that submitted to University for approval.

4.3	Except as provided for in Clause 4.2, all sub-licenses shall terminate automatically on the termination of this Agreement for any reason. Within […***…] days of the final execution of any sub-license agreement the Licensee shall provide to University a true copy of it.

4.4	The Licensee shall be responsible for any breach of the sub-license by the Sub-Licensee, with respect to Sub-Licensee’s obligation to make any payments to Licensee, as if the breach had been that of Licensee under this Agreement, and University shall be at liberty to terminate this Agreement except that University shall not terminate this Agreement if the Licensee makes good any shortfall in payment by its Sub-Licensee within […***…] days of that breach, without prejudice to the right of University to seek indemnity from Licensee, which Licensee hereby agrees to provide, against any loss, damages, costs, claims or expenses which are awarded against or suffered by University as a result of any such breach by the Sub-Licensee.

4.5

In the event that a Sub-Licensee commits a breach of any of its other obligations under the sub-license agreement (“Defaulting Sub-Licensee”), Licensee shall use all reasonable efforts to enforce the terms of the relevant sub-license agreement against the Defaulting Sub-Licensee. If the Defaulting Sub-Licensee’s breach continues for […***…] days after University’s written notice to Licensee, and if Licensee does not within an additional period of […***…] days from, the end of the aforesaid […***…] day period (or such longer period as University in its sole discretion may grant taking into consideration the nature and seriousness of the Defaulting Sub-Licensee’s breach on a case by case basis), provide evidence to satisfy University that Licensee has taken legally reasonable action under the circumstances to remedy the Defaulting Sub-Licensee’s breach (including, without limitation, commencement of legal proceedings by Licensee against the Defaulting Sub-Licensee to enforce the terms of the sub-license agreement, or the provision of

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local legal advice, obtained at Licensee’s expense from counsel of its choosing, and reasonably acceptable to University, indicating that Licensee has taken legally reasonable action to deal with the Defaulting Sub-Licensee’s breach) then unless expressly agreed to in writing by University, the sub-license granted to Sub-Licensee shall be terminated by Licensee. In any event, Licensee shall indemnify University against all third party claims, demands, actions, suits, damages, penalties, liabilities, judgments, costs (including legal costs and attorney charges) and expenses assessed against or incurred by University as a result of the breach by the Defaulting Sub-Licensee, even if the relevant sub-license is terminated by Licensee.

5	Payments

5.1	In consideration of the granting of license by University, Licensee shall pay to University:

5.1.1

an upfront, non-refundable and non-recoupable license issue fee of US[…***…] (the “License Issue Fee”), 50% of which shall be due within […***…] days of the execution of this Agreement and the remaining 50% of which shall be due within […***…] days following execution of this Agreement. (These payments have been made as per the Binding License Agreement Terms sheet previously executed on the 16th of September, 2008 between the Parties.)

5.1.2	subject to the provisions of Clause 5.6, the royalty, on Net Sales Value, in respect of each application use, process, supply and/or sale of Licensed Product during the term of the License shall be […***…] percent of Net Sales Value of Licensed Products (subject to the formula set out in Clause 5.4 in cases where Licensee is required to pay to third parties royalties with respect to Licensed Product) (the “Royalties”).

5.2	For the avoidance of doubt,

5.2.1	the Royalties, including but not limited to Minimum Guarantees (as defined in Clause 5.5) shall be payable by the Licensee to University in accordance with the terms of this Agreement throughout the Term of this Agreement in respect of the production, distribution, sale and/or use of the Licensed Product anywhere in the Territory.

5.2.2	Licensee has to pay the Minimum Guarantees in accordance with Clause 5.5 herein regardless of the status of any individual Prospective Patent. Licensee’s obligation to pay Minimum Guarantees is not abated by the occurrence of any event, including but not limited to the expiry or invalidation of any issued patent or any claim therein, the unsuccessful application of any patent application, or the abandonment of any Prospective Patent by Licensee under Clause 8.7 of this Agreement.

5.2.3	The Royalties, subject to Clause 5.4, Minimum Guarantees and Sub-License Royalties (as defined below) must be paid in full in accordance with the provisions in Clause 5 of this Agreement. Royalties shall be paid […***…], and shall be in arrears […***…] days after […***…] in accordance with Clause 6.1.

5.3	Licensee agrees to pay University a sub-licensing royalty as set forth below (the “Sub-License Royalties”):

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5.3.1	Licensee shall pay University […***…] percent of the Net Sales Value received by Licensee from the Sub-Licensees, (subject to the formula set out in Clause 5.4 in the case of Combined Products and/or where the Licensee or the Sub-Licensee is required to pay to third parties royalties with respect to Licensed Product and the total sum of royalties to be paid to University and third parties would exceed […***…] percent of the Net Sales Value of the Licensed Product).

5.3.2	Licensee shall pay University […***…] percent of all one-time payments (including up-front payments and milestone payments) received by Licensee from a Sub-Licensee.

5.4	For calculation of Royalties and Sub-License Royalties:-

5.4.1	For Combined Product wherein the Licensed Product is not priced separately, the Net Sales Value of the Combined Product shall be:-

(i)	in the case where both the Licensed Product and the other product or products are available in the market as stand alone products, that proportion of the price of the Combined Product which is attributable to the Licensed Product by using the following formula:

A = market price of Licensed Product in the territory of sale

B = market price of other product(s) in the territory of sale

C = price of Combined Product in the territory of sale

Net Sales Value = (A / (A+B)) x C;

(ii)	in the case where the Licensed Product is available in the territory of sale as stand alone product but any of the other products is not, the market price of the Licensed Product in the territory of sale as a stand alone product; or

(iii)	in the case where the Licensed Product is not available in the territory of sale as stand alone product, then the market price of the Licensed Product shall be the average per unit price of the Licensed Product in other territories in which it is available as a stand-alone product.

(iv)	in the case where the Licensed Product is not available for sale as a stand-alone product anywhere in the world, University and Licensee shall negotiate in good faith the price to be treated as the market price of the Licensed Product in the territory of sale.

5.4.2	If in any jurisdiction within the Territory Licensee is required to pay to third parties royalties with respect to Licensed Product, including Combined Products, under agreements for patent rights which Licensee determines are necessary or desirable to license or acquire with respect to such Licensed Product, and the total sum of royalties to be paid by Licensee to University and third parties for that Licensed Product or Combined Product would exceed […***…] percent of the Net Sales Value of that Licensed Product or Combined Product in that jurisdiction for any year within the Term of this Agreement, the royalties to be paid to University for that Licensed Product or Combined Product in that jurisdiction for that year shall be computed pro rata as follows:

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Subject to Clause 5.4.3, Licensee will be entitled to deduct from Royalty payments due to University the amount of royalties actually paid to that third party(s), with respect to a particular Licensed Product or Combined Product and in a particular territory to which third party royalty payments apply. For the avoidance of doubt and by way of illustration, i) if Licensee has to pay […***…]% of Net Sales Value with respect to a particular Licence Product in a particular territory in a particular year as royalties to a third party, the royalties due to University for that Licensed Product for that year shall be […***…]% ([…***…]% x […***…]%) of Net Sales Value of such Licensed Product; ii) if Licensee has to pay […***…]% of Net Sales Value with respect to a particular Licensed Product in a particular territory in a particular year as royalties to a third party, the royalties due to University for that Licensed Product for that year shall still be […***…]% of Net Sales Value.

For the purpose of Clause 5.4.2, “third party” or “third parties” shall not include a party or parties who directly or indirectly control, or are controlled by Licensee, and shall not include Affiliates of Licensee. The term “control” as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

5.4.3	Notwithstanding the foregoing, the operation of Clause 5.4.1 and 5.4.2 shall not accumulatively reduce by more than […***…] percent the amounts otherwise payable under this Agreement to University with respect to royalties due to University in respect of a particular Licensed Product or Combined Product in a particular territory in any one year as if Clause 5.4.1 and 5.4.2 are not in operation. For the avoidance of doubt, Licensee’s maximum royalties due to University shall in no event be greater than […***…]% of Net Sales Value and Licensee’s minimum royalties due to University shall in no event be less than […***…]% of Net Sales Value, regardless of all prior independent agreements between the Parties and regardless of the number of independent inventions or other intellectual property rights that may be applicable to the Licensed Product.

5.4.4	For the avoidance of doubt, the pro rata adjustment in Clause 5.4.1 and 5.4.2 to Royalties payable to University shall not reduce the amount of the Minimum Guarantees due pursuant to Clause 5.5.

5.5	Licensee agrees to pay to University fixed sums of minimum annual royalties, subject to Section 5.6, (“the Minimum Guarantees”), irrespective of whether or not Net Sales Value is generated, in advance for each year during the Term of the Agreement commencing on 1st January 2010 (“Minimum Guarantee Year”) as follows:-

Payment Date	Minimum Guarantee for the year

2nd January 2010	US$	[...***...]
2nd January 2011	US$	[...***...]
2nd January 2012	US$	[...***...]
2nd January 2013	US$	[...***...]
2nd January 2014 and thereafter	US$	[...***...]

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5.6	During each Minimum Guarantee Year, Licensee shall pay University for such year the higher of the applicable (i) Minimum Guarantees, or (ii) actual Royalties and Sub-License Royalties.

5.7	The cost and expenses referred to in Clause 2.7.2, the License Issue Fee, Bonus Payments, Royalties, Sub-License Royalties (and Minimum Guarantees, as provided above), Expenses, the costs referred to in Clause 6.4, any recovery due to University from a patent infringement suit as provided for in Clause 9, and any indemnity to University that Licensee agrees to pay under this Agreement or under any further agreements in writing to be entered into between University and Licensee pursuant to this Agreement, are the sole and only compensation or payments that will or may be due to University from Licensee hereunder.

5.8	Licensee shall continue to pay Royalties, and Sub-License Royalties in accordance with Clauses 5.1.2 and 5.3 above for as long as Net Sales Value is generated, and sub-license fee and/or royalties are/is received by Licensee for Licensed Product made; and/or which an order was received, anywhere within the Territory, during the Term of this Agreement and/or the relevant sub-license. Licensee agrees to pay University the following additional, one-time, non-refundable (except in the case of an uncured breach of a representation or warranty set forth in Paragraphs 1.4, 1.5 or 1.6 of the Standard Terms and Conditions in Schedule 1 by University) performance bonus amount: (“Bonus Payments”)

5.8.1	US$[…***…] upon first commercial […***…]

5.8.2	US$[…***…] upon the receipt of […***…]

5.9	If a court of competent jurisdiction in a particular territory, by a final decision of a court from which no further appeal or reconsideration can be taken, holds invalid any Prospective Patent or all of the relevant patent claims within a Prospective Patent, Licensee’s obligation to pay Royalties corresponding to the Licensed Product(s) which is(are) covered solely by that patent or those claims, will cease as of the date of such decision in that jurisdiction and such territory will be excluded from the Territory as defined in Clause 1.18 insofar as the relevant Prospective Patent is concerned. Licensee, however, shall pay Royalties that accrued before that decision or that are based on all other patents or claims not involved in that decision. For the avoidance of doubt, if for a particular product any claim of a Prospective Patent is valid and covers that product, licensee’s obligation to pay Royalties shall not cease. If for a particular product, no claim of any Prospective Patent is valid that covers that product, licensee’s obligation to pay Royalties for that product in that jurisdiction shall cease. When Licensee’s obligation to pay Royalties in any jurisdiction within the Territory ceases in respect of a Prospective Patent that is finally declared invalid, this Agreement is deemed to have terminated by expiry in respect of that Prospective Patent in that jurisdiction.

5.10

If in any jurisdiction within the Territory a patent application within the Prospective Patents shall remain pending for longer than […***…] years from the date of filing of the said application, Licensee’s obligation to pay Royalties in respect of Licensed Products in that jurisdiction which are covered by only the rights afforded by that pending patent application and no other rights in the Inventions, shall be suspended as from the […***…] anniversary of the date of filing of the said patent

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application until a patent issues in respect of any claim in that pending patent application, and such claim covers a Licensed Product . For the avoidance of doubt, suspension of payment of royalty under this Sub-Clause does not constitute an abandonment of a Prospective Patent by Licensee under Clause 8.7. For further avoidance of doubt and by way of illustration, if an Invention is the subject of a granted patent in jurisdiction A and a patent application is pending for longer than 5 years in jurisdiction B, the suspension under this Sub-Clause shall operate only in respect of the Licensed Products in jurisdiction B and not in any other jurisdictions within the Territory.

5.11	If the CIT, or other permitted entity, exercises its rights under the ITF Agreement to obtain a license to Invention within University Docket No. […***…], and commercially exploits such rights in a particular territory or territories (the “ITF Territory”), then Licensee’s and/or any Sub-Licensee’s obligations to provide to University any royalty payments on Net Sales Value and any other consideration provided for herein (except for Minimum Guarantee payments) based upon Licensee’s and/or Sub-Licensee’s commercialization activities under the same rights as the rights exercised by the ITF, and within the corresponding territory within the ITF Territory, shall be renegotiated in good faith by the parties, even to a zero royalty rate, such renegotiated royalty rate to apply for so long as the ITF-based commercialization activities in that ITF Territory continue.

6	Commercialization Report and Accounting for and Payment of Royalties and Maintenance of Records

6.1	Licensee shall, within […***…] days after […***…], send to University a confidential commercialization report which comprises:

6.1.1	a report for the preceding […***…] period to indicate development activities made, milestones achieved, activities performed towards the commercialization of the Inventions, and

6.1.2	a statement specifying royalties payable to University, which shall include the quantities of Licensed Product produced, sold and sales price of Licensed Product sold or otherwise disposed of, orders received for Licensed Product, the number of sub-licenses granted and details of fees/royalties received from any Sub-Licensees and a calculation showing the royalties due, and the royalty statement shall be accompanied by a bankers’ draft for (i) any amount over and above the Minimum Guarantees paid in advance for that year under Clause 5.5; and (ii) the Sub-License Royalties payable under Clause 5.3. There shall be no cross-collateralization, no accounts shall be offset and no other adjustment shall be made between the Licensed Products or Combined Products or between territories, areas or countries of the Territory unless provided otherwise in this Agreement.

6.2	The first commercialization report, covering the period from Commencement Date to […***…] shall be due on […***…]. Each subsequent commercialization report should cover a period of […***…] as stipulated in Clause 6.1.

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6.3	Licensee also agrees to make and will cause its Sub-Licensees to make a written report to University within […***…] days after the date of termination or early termination of this Agreement, stating in such report the number, description and Net Sales Value of all products produced, sold, or otherwise disposed of, and upon which royalties are payable but which were not previously reported to University.

6.4	Licensee shall keep and will require its Sub-Licensees to keep during the Term and two years thereafter, records or accounts sufficient to enable accurate calculations of royalties due to University. University shall be entitled to appoint an auditor not employed by the University and reasonably acceptable to Licensee to determine the correctness of any royalty statement or royalties payable or paid hereunder. The cost of inspection by such auditor shall be borne by University unless the auditor’s report indicates that Licensee has under-reported its sales of Licensed Product and/or receipt of fees/royalties from Sub-Licensees by more than five (5) percent in which case Licensee shall bear the full cost of such audit, provided such error is not due to Sub-Licensee’s erroneous reporting to Licensee.

7	Milestones

Licensee agrees to meet the milestones as detailed in Schedule 3. In the event that Licensee does not meet any of the milestones, University may at its discretion elect to terminate the license granted under Clause 2.1 with respect to the relevant Milestones of this Agreement pursuant to Paragraph 7 of Standard Terms and Conditions. Such termination shall only occur with respect to the specific milestone not met. For example, if a milestone related to […***…] is not met, but that related to […***…] is met, termination shall only apply with respect to […***…] Licensed Products. No indulgence given by University on any particular occasion shall be deemed or construed as a waiver of its right to terminate this Agreement on future occasions.

8	Prospective Patent

8.1	Subject to Clauses 8.5 and 8.7, Licensee confirms and agrees that from the Commencement Date, it shall assume financial responsibility, as set forth in Clause 8.3, and shall continue to be financially responsible for the prosecution, defence from invalidation attacks and maintenance of any and all Prospective Patent. University shall at the expense of the Licensee, and in a reasonable manner, pursue, apply for, prosecute, defend against invalidation attacks and maintain the Prospective Patent in the Patents Jurisdiction and such other territories as may be agreed between the Parties from time to time using counsel of the University’s choice, and reasonably acceptable to Licensee.

8.2	University has been granted and applied for patent applications set forth in Schedule 2.

8.3

Licensee agrees to (a) reimburse the University for patent expenses incurred after the Commencement Date; and (b) pay for all reasonable and documented expenses and other Invention-related patent expenses that may arise during the term of this Agreement. Said payments to be made to University within […***…] days upon presentation of invoice to Licensee.

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Licensee expressly agrees to and confirms University’s rights under Paragraph 7.2.2 of the Standard Terms and Conditions.

8.4	University may, but is not obliged to, file, prosecute, defend from invalidation attacks and maintain, at the Licensee’s request and expense, additional patent applications claiming priority from any of the Prospective Patent in the name of University, using counsel of University’s choice, and reasonably acceptable to Licensee. However, should University decide not to file, or prosecute, or defend from invalidation attacks, or maintain additional patent applications claiming priority from any of the Prospective Patent, University shall provide the Licensee the opportunity to do so, at Licensee’s expense. University shall provide reasonable assistance to Licensee with respect to the foregoing, without University joining in the contentious proceedings. Such additional patent applications and the subsequent grants, renewals, amendments or restorations thereof shall be treated as part of the Prospective Patent hereunder. For the avoidance of doubt, this Clause does not apply to any improvement on the Inventions not claiming priority from the Prospective Patent, such improvements being not within the scope of the license granted hereunder.

8.5	Where University proposes that an additional patent application claiming priority from the Prospective Patent be filed, designated in a PCT patent application or entered into national phase in any jurisdictions other than the Patents Jurisdiction, Licensee shall be notified in writing of such proposed applications. Licensee shall have the option to accept the financial responsibility for the Expenses of such applications within […***…] days of receipt of the notice, in which case the proposed additional applications and the subsequent grants, renewals, amendments or restorations thereof shall be treated as part of the Prospective Patent hereunder. In the event that Licensee does not notify University within the aforesaid […***…] day period that it accepts the financial responsibility of any of the proposed additional patent applications within the period of time prescribed above, University shall have the sole and absolute discretion to file designate or enter the proposed application into the national phase at its own costs and expenses, and in such case the jurisdiction in which the proposed application is filed, to which it is designated or into which it is entered shall be excluded from the definition of “Territory” under Clause 1.18 hereunder and the license granted in Clause 2.

8.6	In addition to its financial responsibility, Licensee shall provide reasonable assistance and co-operation in the prosecution, defence from invalidation attacks and maintenance of Prospective Patent at the request of University.

8.7

Licensee may by at least […***…] days’ advanced written notice terminate its financial responsibility for the expenses for the filing, prosecution, defence from invalidation attacks or maintenance of any of the Prospective Patent (“Abandoned Patent”) in any of the Patents Jurisdiction (“Abandoned Jurisdiction”). The notice shall identify the Abandoned Patent, the Abandoned Jurisdiction and the date the termination is to take effect (which shall not be less than […***…] days from the date of the service of the notice). The service of such notice on University shall constitute an irrevocable abandonment by Licensee of its license hereunder in the Abandoned Patent, in the Abandoned Jurisdiction on the effective date stated in the said notice (“Date of Abandonment”) and the Abandoned Jurisdiction shall be excluded from the definition of “Territory” in Clause 1.18 and the license granted in Clause 2. Upon issuing the notice, and without prejudice to the Licensee’s

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obligations for the Abandoned Patent that have accrued up to the Date of Abandonment, Licensee shall have no further obligation, rights or interests with respect to the Abandoned Patent as from the Date of Abandonment, and University shall have the option to continue or not to continue prosecution, defence from invalidation attacks or maintenance of the Abandoned Patent. Licensee and the affected Sub-Licensee shall, at the request of University, enter into a Novation Agreement with University in respect of any Sub-license in any Abandoned Jurisdiction.

9	Patent Infringement

9.1	If Licensee learns of the infringement of a Prospective Patent, in any jurisdiction within the Territory, Licensee shall so inform University in writing and shall provide University with reasonable evidence of the infringement. Licensee may not notify a third party of the infringement of the Prospective Patent, save for its legal advisers, without first obtaining written consent of University, which consent shall not be unreasonably denied or delayed. Both Parties shall use their reasonable commercial efforts in cooperation with each other to terminate such infringement.

9.2	Licensee may request that University take legal action against the infringement of the Prospective Patent in any jurisdiction within the Territory. Licensee shall make that request in writing and include reasonable evidence of the infringement to University. If the infringing activity has not been abated within […***…] days of that request, University may elect to: (a) commence suit on its own account; or (b) refuse to bring suit. University shall give written notice of its election to Licensee by the end of the aforesaid […***…] day after receiving notice of the request from Licensee. Licensee may thereafter bring suit for patent infringement only if University has elected not to commence suit (“Licensee Action”). University hereby agrees to assist and cooperate with Licensee, at Licensee’s expense (including payment for University’s expert’s time, and other expenses so long as such expenses are properly documented), to enable Licensee to prosecute and maintain such action. However, University’s agreement to assist Licensee does not extend to agreement to join or to procure its Affiliates to join in legal or other proceedings as a co-party. Notwithstanding the foregoing, where it is necessary under applicable local law for University or its Affiliates to join in proceedings as a co-party, Licensee shall seek the express written agreement of University and its Affiliates before doing so, on terms to be agreed with University and its Affiliates on a case by case basis. Licensee shall have the right to settle any Licensee Action or consent to an adverse judgment thereto, in its sole discretion, except that Licensee may not settle such action by agreeing to the invalidation of a Prospective Patent or any claim therein without University’s prior written consent. Any recovery obtained as a result of a Licensee Action, whether by judgment, award, decree or settlement, shall first be applied to reimbursement of Licensee’s expenses in bringing such suit or proceeding (including any attorneys, expert and court fees), and the balance shall be considered to be Net Sales Value, and subject to the royalty payments set forth in Clause 5, and the remaining balance shall be recovered by Licensee as damages.

9.3

Subject to Clause 9.2, if University commences or defends any suit or proceedings on its own account, University shall do so at its own expense. University shall have the right to settle any such action or consent to an adverse judgment thereto, in its sole discretion, except that

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University may not settle such action by granting the third party any license without Licensee’s prior written consent, which consent may not be unreasonably withheld or delayed if the license to the third party takes the form of a sub-license with Licensee upon Licensee’s usual commercial terms with other sub-licensees in that jurisdiction. Any recovery obtained as a result of such action, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance shall be […***…] in all cases which do not result in a sub-license to a third party. If a suit or proceedings results in a sub-license to a third party, then any recovery, whether by judgment, award, decree, or settlement, shall first be applied to reimbursement of University’s expenses in bringing such suit or proceeding (including expert, attorneys and court fees), and the balance to be shared between University and Licensee according to the provisions in Clause 5.3 herein.

10	Notices and Payments

10.1	Any notices or communication given under this Agreement shall be in English, in writing and delivered by registered post, overnight courier with package tracking capabilities, by hand, or by facsimile to the Party at its address or fax number set out below or to such other address as may be notified in writing from time to time between the Parties. A notice or communication to University must specify the Agreement Number TS094849 for identification. Any notices or communication given under this Agreement if sent by registered post, or overnight courier, or by hand shall be deemed to be given at the time and date of receipted delivery to the relevant address, and if sent by fax, upon receipt by the sender of machine or computer printed confirmation of receipt.

To University:	The Chinese University of Hong Kong Room 328, Pi Ch’iu Building Shatin, New Territories Hong Kong SAR Fax No.: (852) 2603 5451
	Attn:	Director, Technology Licensing Office

with a copy to:	The Chinese University of Hong Kong Shatin, New Territories Hong Kong SAR Fax No.: (852) 2603 5090
	Attn:	Professor Y M Dennis Lo Department of Chemical Pathology

To Licensee:	Sequenom, Inc. 3595 John Hopkins Court San Diego, CA 92121 USA

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Fax No.: 858 202 9201
Attn:	Vice President and General Counsel

10.2	All payments to be paid hereunder shall be made in reference to the Agreement Number TS094849 for purpose of identification. All payments to University are to be made payable to “The Chinese University of Hong Kong”, to be in US dollars and to be sent to the Director of Technology and Licensing Office at the above address of University or by wire transfer to the following account:

[…***…]

and shall be paid in full without any deductions, save for such tax as Licensee is legally bound to withhold. Licensee shall provide reasonable assistance to University, free of charge, to recover any tax so withheld.

11	Miscellaneous

11.1	“Clause” means clauses in the main part of this Agreement and “Paragraph” means paragraphs in the Standard Terms and Conditions in Schedule 1.

11.2	Heading to clauses and paragraphs are for convenience only and have no legal effect.

11.3	Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or incorporate.

11.4	Any schedule to this Agreement is part of it and reference to this Agreement includes reference thereto. In the event that there is any inconsistency between the Standard Terms and Conditions and the remainder of this Agreement, the latter shall prevail.

11.5	The terms of this Agreement shall be deemed confidential information under this Agreement and there shall be no public disclosure except with prior mutual agreement, unless as provided for in this Clause. The Parties shall agree upon a press release to be released within a reasonable period of time after the signing of this Agreement. In the event that a Party is required to publicly disclose the terms of this Agreement pursuant to the rules of any securities exchange or the U.S. Securities and Exchange Commission, or other regulatory or governmental agency, to which any Party is subject, the Party shall, where legally permissible, give prior written notice to the other Party, redact as much confidential information as is permitted under such rules and shall agree on all such redactions with the other Party prior to disclosure, except where such agreement may be precluded by advice of legal counsel of a Party. The non-financial terms of this Agreement may be disclosed to a Sub-licensee or potential Sub-licensee, so long as such disclosure is made under a confidentiality agreement.

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In witness whereof this Agreement has been entered into on the day and year first above written.

SIGNED by	)
Name: Ngan, Alice Man Wai (Ms))
Title: Director, Technology Licensing Office	)
for and on behalf of	)	/s/ Alice Man Wai Ngan
THE CHINESE UNIVERSITY OF HONG KONG	)

SIGNED by	)
Name: Dereck Tatman	)
Title: Vice President, Business Development	)
for and on behalf of	)	/s/ Dereck Tatman
SEQUENOM, INC.	)

Agreement No. TS094849

SCHEDULE 1

STANDARD TERMS AND CONDITIONS (the “T&C’s))

1.	Ownership of Intellectual Property Rights

1.1	All rights, including Intellectual Property Rights, in the Inventions not expressly granted to Licensee in this Agreement shall remain vested in University.

1.2	Licensee shall, at the request of University, execute any document necessary to effect or perfect University’s title where applicable, to Intellectual Property Rights in the Inventions.

1.3	In the event that Licensee wishes to pursue intellectual property protection, including but not limited to patent application, for any Licensed Product, Licensee agrees to acknowledge, preserve and protect University’s where applicable, pre-existing Intellectual Property Rights in such Licensed Product.

1.4	University warrants, represents and covenants to Licensee for the duration of the Term that: (i) University owns all rights, title, and interest, in and to the Inventions within University Docket Nos. […***…], and […***…] and the corresponding Prospective Patent and Proprietary IPR; (ii) University has the full right and authority to enter into and implement this Agreement; (iii) the implementation of this Agreement by the Parties, as contemplated herein, will not violate any of the University’s Charter, codes, policies or organizational documents or any law , rule, regulation or judicial or governmental decree or requirement, of the Hong Kong SAR; (iv) , this Agreement has been duly authorized, executed and delivered by University and is a valid, binding and legally enforceable obligation of University; (v) the execution, delivery, and performance of this Agreement will not result in a breach of, or violation of, or constitute a default under, any agreement affecting the rights, title, and interest specified in Paragraph 1.4 (i) above and to which University is a party or by which University is bound, including the ITF Agreement and (vi) the particulars set out in Schedule 2 are true and accurate in all material respects.

1.5	University further represents that with respect to the Inventions there are no pending, or, to its actual, present knowledge, threatened, claims for infringement with respect to the patent, copyright or other proprietary rights of third parties. University further represents that University has the right to license to Licensee all rights licensed hereunder in accordance with the terms set forth herein.

1.6	University further warrants, represents and covenants that it is not in breach of any of its obligations under the ITF Agreement and that (i) the Licensee is an Eligible Beneficiary (as defined under the ITF Agreement), or (ii) the University has obtained all necessary consents from the Government (as defined in the ITF Agreement) to enter into this Agreement with Licensee, or (iii) that such consent is not required.

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2.	Obligations of Licensee

2.1	Licensee is responsible for the quality and safety of its products.

2.2	Licensee shall use all reasonable efforts and diligence to exploit the Inventions and to proceed with the development, manufacture and sale of Licensed Product and to diligently develop markets for the Licensed Product.

2.3	Licensee will represent the Licensed Product fairly in comparison with competitive products from other suppliers.

2.4	Licensee shall market the Licensed Product under the name of Licensee or a Sub-Licensee as seller, and not in any way create any impression that University is the seller of the Licensed Product.

2.5	Each Party shall take all such steps as are reasonably necessary to protect Intellectual Property Rights in the Inventions. Each Party shall provide any assistance, if necessary, to assist the other Party in protection of such rights.

2.6	Licensee shall promptly inform University upon becoming aware of any illegal or unauthorised use of any of the Inventions or any infringement of the Prospective Patent or Proprietary IPR and Intellectual Property Rights therein.

2.7	Licensee shall comply with all laws regulations and governmental obligations that may from time to time be applicable to the making, use or sale of the Licensed Product in each part of the Territory.

2.8	Licensee shall be solely responsible for any claims arising or alleged to arise from loss or injury to persons or property caused or suffered in the course of or as a consequence of the use of any of the Inventions or the supply and sale of the Licensed Product except where such loss or injury are caused by the gross negligence or wilful misconduct of University.

2.9	Licensee shall use its reasonable endeavours to keep the Inventions confidential and to prohibit any third party from having access to any confidential information regarding the Inventions.

2.10	Licensee shall not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of any of the Inventions, Licensed Product or University, or any other practices which may be detrimental to any of the Inventions, Licensed Product, University or to the public interest.

3.	Restriction On Use of Name

Without prior written consent, no right or licenses are granted by either party to the other expressly or by implication to use its name or any of its trademark, service mark, trade name, logo or symbol or those of any of its employees in any public relations activities or other activities or in connection with any Licensed Product manufactured used or sold by the Licensee or as part of any corporate name or firm or trade name or for any other purpose.

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4.	Exclusion of Warranties

4.1	Except as set forth in Paragraphs 1.4, 1.5 and 1.6 of these T&C’s nothing in this Agreement shall be construed as a warranty or representation that anything made, used, sold, or otherwise disposed of under any licence granted in this Agreement is or will be free from infringement of any patent, copyright, trade mark or any other intellectual property right of any third party

4.2	Except as expressly set forth in Paragraphs 1.4, 1.5 and 1.6 of these T&C’s, University makes no representations and extends no warranties of any kind, either express or implied. In particular, but without limitation, there are no express or implied warranties of merchantability or fitness for a particular purpose, or the operation of any of the Inventions under the Prospective Patent will be uninterrupted or error-free or any defects in any of the Inventions will be corrected.

4.3	University does not assume any responsibility for any exploitation, use or any product produced, developed and manufactured in accordance with any of the Inventions or for the sale or use of the product processed, developed and manufactured by Licensee or its Sub-Licensees nor shall University be deemed to make or have made any warranties of any nature whatsoever with respect to any of the Inventions or any product processed, developed and manufactured under this Agreement.

5.	Indemnity

5.1	Licensee shall defend, indemnify and hold harmless University (including its officers, directors, employees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgements, cost or expenses (including legal fees) assessed against or incurred by University relating to the use of or other exploitation by Licensee or otherwise in connection with the manufacture, use, provision or sale of or any other dealing in any of the Inventions or Licensed Product by Licensee and its Sub-Licensee, including breach of sub-license by a Defaulting Sub-Licensee as provided for in Clause 4.5 even if the relevant sub-licence is terminated by Licensee, except where such loss or injury (i) are caused by the gross negligence or wilful misconduct of University, or (ii) arise from or relate to a breach of the warranties contained in Paragraphs 1.4, 1.5 or 1.6 above.

5.2	University shall defend, indemnify and hold harmless Licensee (including its officers, directors, employees and Sub-Licensees) from any and all claims, demands, actions, suits, damages, penalties, liabilities, judgments, cost or expenses (including legal fees) assessed against or incurred by Licensee in connection with University’s breach of any of its warranties or representations in Paragraphs 1.4, 1.5 or 1.6 of the T&C’s.

6.	Limitation of liability

6.1

Subject to Paragraph 5.2 above, University hereby exclude liability to Licensee and its Sub-Licensee for any and all losses or damage of any kind howsoever caused including losses of profits or other consequential or special losses arising from the use of or inability, unless such

Agreement No. TS094849

inability is due to University’s breach of Paragraphs 1.4, 1.5 or 1.6, to use any of the Inventions by the Licensee and/or its Sub-Licensee(s), or to any other breach by the University which materially undermines the value of the Inventions, and any rights therein and thereto, to Licensee.

6.2	Without prejudice to Paragraph 6.1, University’s liability to the Licensee for all losses or damage of any kind howsoever caused shall be limited to […***…] as at the date of such breach.

6.3	No action arising out of this Agreement may be brought by either Party more than […***…] after the cause of action has accrued and has come to the attention of the aggrieved Party.

7.	Termination

7.1	This Agreement, and the licenses granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Paragraph 7 or relevant provisions of this Agreement, shall continue in force for the Term of Licence as detailed in Clause 3 and this Agreement and the licenses granted hereunder shall terminate automatically by expiry.

7.2	University shall be at liberty in every and any of the following events to terminate this Agreement in totality by written notice:

7.2.1	on failure by Licensee to meet the milestones as detailed in Schedule 3 which continues for at least […***…] days after University has given notices of that breach;

7.2.2	on failure by Licensee to make any payment to be paid hereunder which continues for at least […***…] days after University has given written notice of that breach;

7.2.3	on any attempt by Licensee to assign or otherwise transfer any of its rights under this Agreement other than in accordance with the terms of this Agreement;

7.2.4	on cessation of Licensee’s business relating to the exploitation of the Inventions, unless such cessation is due to a permitted assignment or transfer of rights under this Agreement; or

7.2.5	if Licensee goes into liquidation (other than for the purposes of amalgamation or reconstruction) or if a receiver is appointed of its assets and undertaking or any part of them or any distress execution or other analogous process shall be issued against any property of Licensee.

7.3	Either Party may terminate this Agreement by written notice if the other Party commits a material breach of this Agreement which continues for at least […***…] days after the non-defaulting Party has given written notice of that breach and the required remedy.

7.4	Notwithstanding anything to the contrary herein, at any time after one year from the Commencement Date, Licensee shall have the right to early termination of the Agreement, such

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right being exercisable by the Licensee giving at least […***…] days prior written notice to University.

8.	Effect of Termination

8.1	Paragraphs 1, 3, 4, 5, 6, 8, 11, 12, 13, 14, and 16 of the T&C’s and Clauses 1, 10 and 11 of the main part of the Agreement shall remain in force following termination or expiration.

8.2	On termination, the licence granted pursuant to this Agreement and all rights of Licensee under it shall forthwith cease and terminate without prejudice to any right of either Party which may have accrued up to the date of termination or remedy to sue and recover for any sum then due and to the remedy of either Party in respect of any previous breach of any provision contained in the Agreement.

8.3	Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, Licensee undertakes to return to the University all originals, in particular, the Information and all copies thereof and information in any form containing or covering in any way any part of the Inventions and Licensed Product in its possession and/or control or provide evidence of their destruction.

8.4	Within a reasonable period of time after expiration or termination of this Agreement or the licences granted hereunder, Licensee shall forthwith cease to use the Inventions and Licensed Product and carry on the activities permitted by this Agreement.

8.5	Licensee will pay up all fees, expenses and payments accrued and payable to University up to the date of termination.

9.	Governmental Obligations

Upon request by University, Licensee agrees to take all reasonable action necessary on its part as licensee to enable University, at University’s expense, to satisfy its governmental obligations and other reporting requirements, if any, relating to the Inventions and/or this Agreement.

10.	Time and Force Majeure

10.1	Subject to any grace or cure periods and to the provisions of Paragraph 10.2 below, time shall be of the essence.

10.2

Neither Party shall be liable to the other for delay in performance of its obligations hereunder or deemed to be in breach of this Agreement due to causes beyond its control, including but not limited to acts of God, disease outbreaks, fires, strikes, acts of war, terrorist acts, or intervention by any governmental authority, and each Party will take steps to minimize any such delay. If such an event occurs, the time set by this Agreement for performance of that obligation by the relevant Party will be extended for the period by which performance is prevented by the event

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PROVIDED THAT the other Party may terminate this Agreement by notice if such event continues for more than 180 days.

11.	Severability

In the event that any provision or part of this Agreement is held to be invalid, illegal or otherwise unenforceable, this Agreement shall be deemed to be amended by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise to retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

12.	Waiver

No indulgence given by either Party to the other shall be deemed or construed as a waiver of any of its rights and remedies hereunder.

13.	No Implied Partnership or Agency

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and neither Party shall have the authority or power to bind the other Party or to contract in the name of and create a liability against the other Party.

14.	Governing Law and Jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.

14.2	Should Licensee bring suit under or relating to this Agreement, such suit, any resulting counterclaim, and the Agreement shall be governed by and in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of the courts of the Hong Kong SAR, without regard to any choice of forum principles that might apply to move the forum to another jurisdiction. Should University bring suit under or relating to this Agreement, such suit and any resulting counterclaim, and this agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR and the Parties hereby agree to submit to the exclusive jurisdiction of any of the state of federal courts of California, Delaware, or the state where Licensee is incorporated or maintains a principal place of business, to be chosen at University’s discretion, without regard to any choice of forum principle that might apply to move the forum to another jurisdiction.

15.	Assignment

Subject to Clause 4 above, Licensee shall not assign, mortgage, charge or otherwise transfer any rights and obligations under this Agreement (and any attempt to do so will be null and void), without the prior

Agreement No. TS094849

written consent of University, provided, however, that each Party may assign its rights and obligations hereunder without such consent to an entity that acquires all or substantially all of the business or assets of the party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise, provided that reasonable prior written notice is given to the other Party and the Assignee shall expressly in writing assume all rights and obligations of Licensee under this Agreement. Upon such assignment, Assignee shall assume all rights and obligations under this Agreement. Licensee shall procure the Assignee to enter into novation agreements with University and with any Sub-Licensees and shall procure that either Licensee or the Assignee shall bear all reasonable costs incurred by University (including legal costs and attorney charges) in connection with the novation agreements as well as the registration or giving of notice to patents administrations and other relevant third parties as necessitated by the assignment.

16.	Entire Agreement

16.1	This Agreement, including these T&C’s and Schedules 1, 2, 3 and 4 attached and incorporated hereto, constitutes the sole, final and entire agreement between the Parties and supersedes all prior agreements, whether oral or written, representative statements, negotiations and understandings concerning the subject matter of this Agreement and University hereby excludes any implied terms which may be excluded by contract to the maximum extent permissible under applicable law.

16.2	Amendments or changes to this Agreement must be in writing and signed by duly authorized representatives of the Parties.

16.3	This Agreement has been drafted and executed in English which shall control for all purposes.

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SCHEDULE 2

DESCRIPTION OF INVENTIONS

University Ref No. / Disclosure Form Title	Ownership	Research Funding	Prospective Patent
[...***...]	[...***...]	[...***...]	[...***...]

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SCHEDULE 3

MILESTONES

(i) […***…]

(ii) […***…]

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SCHEDULE 4

ITF Agreement